Exhibit 99.2

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Milton J. Walters, hereby consent to be named as a prospective director of Sabra Health Care REIT, Inc. in the Registration Statement on Form S-4 of Sabra Health Care REIT, Inc., dated May 24, 2010, and any amendments thereto.

/s/ MILTON J. WALTERS
Milton J. Walters

Dated: May 19, 2010